Exhibit 99.1

FOOT LOCKER, INC.

June 22, 2011

Ronald J. Halls
c/o Foot Locker, Inc.
112 West 34 Street
New York, NY 10120

Dear Mr. Halls:

          This will confirm our discussions with regard to the termination of your employment with Foot Locker, Inc. (the “Company”). You and the Company are parties to an Employment Agreement dated as of June 30, 2009 (the “Employment Agreement”), and this letter sets forth the arrangements with regard to the termination of your employment, whether provided for in the Employment Agreement or otherwise. In the event of a conflict between the terms of this letter agreement and of the Employment Agreement, this letter agreement shall govern.

          1. You shall resign your position as President and Chief Executive Officer – Foot Locker, Inc. International and from any other position as an officer or director that you may hold with the Company or with any subsidiary or affiliate thereof, as of the close of business on May 26, 2011. A letter of resignation is attached for your signature as Exhibit A. Effective as of such date, you will no longer be a member of any board or internal management committee of the Company or its subsidiaries and you will have no authority to take any action on behalf of or otherwise bind the Company or any of its subsidiaries. From May 26, 2011 to July 31, 2011 (the “Termination Date”) you shall continue as an employee of the Company and, during that period, you shall be available during normal business hours to provide advice and otherwise assist in the transition of your responsibilities. Your employment with the Company shall terminate on the Termination Date. Your salary for the period to the Termination Date shall be paid in accordance with the Company’s normal payroll practice.

          2. (a) Attached as Exhibit B is a General Release and Agreement which, under the provisions of Section 12 of the Employment Agreement, you are required to sign and return to the Company in order to be eligible to receive the enhanced severance benefits provided for in the Employment Agreement. As noted in the Release, you have 21 days from the date hereof to consider whether to sign it. Provided you have signed the attached release in a timely manner, within 10 days of January 31, 2012, you will be paid $795,000, in a single lump sum, being the Severance Benefit provided for in the Employment Agreement. In the event of your death prior to the date on which such payment is made, such payment shall be made to your estate within 60 days following your death.

Foot Locker, Inc. 112 West 34th Street New York NY 10120 Tel. 212.720.3700

          (b) You acknowledge that under the provisions of Section 9 of the Employment Agreement, you have agreed not to compete with the Company (including hiring employees of the Company) for two years following the Termination Date (that is, up to and including July 31, 2013), or disclose confidential information about the Company at any time, all as more fully set out in the Employment Agreement, and that the Company is not required to make any additional payment to you in connection with this non-competition agreement. You represent and acknowledge that you do not presently have in your possession any confidential information of the Company, and that you have returned all confidential information concerning the Company that was in your possession, in whatever form, to the Company.

          (c) No later than August 31, 2011, in accordance with the Company’s normal policies and practices, you will be paid (i) any unpaid salary for the period prior to the Termination Date, (ii) provided you have submitted expense reimbursement reports and receipts in accordance with the Company’s policies, reimbursement of any business expenses incurred prior to the date hereof, and (iii) an amount in lieu of any accrued but unused vacation as of the Termination Date.

          (d) Subject to the approval of the Compensation and Management Resources Committee of the Board of Directors of the Company:

(i) The Company shall pay you an amount equal to the payment that you would have received under the Annual Incentive Compensation Plan for 2011, if any, prorated to the Termination Date, based upon the actual results of the Company in 2011 in relation to the targets previously established under the plan. Such amount shall be determined in accordance with the provisions of the applicable bonus plan, and any payment to you shall be made at the same time bonus payments are made by the Company to then-current participants in such bonus plan, but in no event prior to January 31, 2012.

(ii) The Company shall pay you an amount equal to the payment that you would have received under the Long-Term Incentive Compensation Plan and related award under the Stock Incentive Plan (where applicable) for the 2009-2011, 2010-2011 and 2011-2012 performance periods, if any, prorated to the Termination Date, based upon the actual results of the Company in those periods in relation to the targets previously established under the plan. Such amount shall be determined in accordance with the provisions of the applicable bonus plan, and any payment to you shall be made at the same time bonus payments or stock awards are made by the Company to then-current participants in such bonus plan, but in no event prior to January 31, 2012.

          (e) All amounts and benefits payable to you hereunder shall be subject to required withholding for federal, state, and local taxes.

          3. (a) All unexercised vested stock options granted to you prior to the date hereof, and not exercised or cancelled on or before the Termination Date, pursuant to the provisions of the stock option and award plans under which such options were granted (the “Option Plans”), shall remain exercisable in accordance with the relevant provisions of the Option Plans and the applicable option grant letter. You have elected to retire from the Company, and therefore your “effective date of termination” for purposes of the Option Plans shall be the Termination Date and your termination shall, for the purposes of such plans, be treated as your retirement from the Company. Pursuant to the provisions of the Option Plans, you shall have until July 31, 2014 (but in no event beyond 10 years following the date of grant) to exercise those stock options granted to you thereunder that have vested and are exercisable or “deemed exercisable” on the Termination Date, as provided for in the Option Plans. Stock options previously granted to you that have not vested and are not exercisable or “deemed exercisable” as of the Termination Date shall be cancelled as of the Termination Date. Please note that, with regard to certain stock options granted to you, you have agreed not to compete with the Company (including hiring employees of the Company), and your violation of that agreement, in addition to subjecting you to possible legal action by the Company, shall result in the immediate cancellation of all stock options granted to you subject to the non-competition agreement. A schedule showing the status of your stock option grants as of July 31, 2011 is attached hereto as Exhibit C.

          (b) All unvested shares of Restricted Stock and all unvested Restricted Stock Units granted to you prior to the date hereof shall be cancelled and revert to the Company on the Termination Date, other than those Restricted Stock Units awarded in connection with the 2010-2011 and 2011-2012 long-term performance periods, which shall remain in effect subject to the provisions of Section 2(d)(ii) hereof.

          4. (a) Nothing in this letter agreement shall affect your accrued vested benefits under the Company’s Retirement Plan, Excess Cash Balance Plan, or 401(k) Plan.

          (b) Your participation in the executive medical reimbursement program and the executive automobile reimbursement program shall terminate on the Termination Date, and provided you have submitted expense reimbursement reports and receipts in accordance with the Company’s policies no later than August 31, 2011, any amounts payable to you under these programs for periods prior to the Termination Date shall be paid to you no later than September 30, 2011. The Company shall reimburse you for the lesser of $24,000 or the actual cost you incur in terminating the lease for the automobile you currently lease under the executive automobile reimbursement program, and provided you have provided the Company a receipt showing the amount paid no later than August 31, 2011, such amount shall be paid to you no later than September 30, 2011.

          (c) You shall continue to be entitled to the benefits of the indemnity provisions set forth in the Certificate of Incorporation, By-laws, and the Indemnification Agreement dated October 9, 2006, in accordance with their respective terms, with regard to your actions as an executive of the Company or as an officer or director of any of its subsidiaries, and you shall continue to be entitled to coverage under the Company’s directors’ and officers’ liability insurance to the extent such insurance provides coverage for the period you served as an executive of the Company or as a director or officer of any of its subsidiaries, in accordance with the terms of such insurance policy as in effect from time to time.

          (d) Provided you relocate your residence to Australia or New Zealand within one year of the Termination Date, the Company shall reimburse you for the expenses you incur in connection with such relocation pursuant to the provisions of the Company’s “Relocation Policy – Level I – Homeowners” as in effect on June 30, 2009, and any payment to you in connection with such relocation shall be made in accordance with the provisions of such policy and in no event later than the last day of the taxable year following the taxable year in which such expense was incurred.

          5. You meet the qualifications for “Retirement” under the Supplemental Executive Retirement Plan (the “SERP”). Consequently:

          (a) Your vested account balance under the SERP in the amount of $582,335 shall be paid to you in 12 quarterly installments. Three installments shall be paid to you on April 1, 2012, and the remaining nine installments shall be paid to you on a quarterly basis commencing on July 1, 2012. In the event the SERP is terminated in connection with a “Change in Control” of the Company (as such term is defined in the SERP) and in accordance with the terms and conditions of the SERP, any then-unmade payments shall be paid to you in a lump sum, subject to the provisions of Section 409A, as hereinafter defined.

          (b) (i) Subject to the provisions of the SERP, from and after the Termination Date, you shall be entitled to medical and dental insurance benefits substantially the same as those to which senior executives of the Company are entitled under the medical and dental plans of the Company applicable to actively employed senior executives, less any benefits you or your covered dependents may receive from Medicare or, in the event you reside outside of the United States, any comparable government program. You shall be responsible for the payment of the insurance premiums applicable to actively employed senior executives, including any subsequent increases in such premiums. The medical and dental coverage provided for herein shall cease in the event (i) you engage in “Competition,” as such term is defined in the SERP, during the one-year period ending on July 31, 2012 or (ii) at any time you become a participant in a new employer’s medical and dental plan. In order to be entitled to receive the benefits described in this paragraph (b), you, your spouse, and other covered dependents, as applicable, must, as soon as eligible, enroll in Medicare, including Part B or, in the event you reside outside of the United States, any comparable government program.

          (ii) You have advised the Company that you intend to relocate to New Zealand. Therefore, we have agreed that the Company’s obligation to provide continuing medical and dental insurance benefits as set forth in the preceding paragraph shall be fulfilled as follows: You and your spouse will, within 30 days of establishing your residence in New Zealand, enroll in the national health insurance system and obtain a private supplemental insurance policy for those costs not covered by the national health insurance system (the “Supplemental Policy”). To the extent that the annual cost of the Supplemental Policy exceeds the amount paid by then-current Company executives for medical and dental insurance coverage, the Company shall reimburse you for the difference between such amounts. To the extent that any medical expense is not covered under the Supplemental Policy during the first three years of your enrollment thereunder due to a pre-existing condition exclusion, the Company will reimburse you for such expense to the extent such expense would have been covered under the medical insurance plan then-applicable to the Company’s actively employed senior executives. In addition, immediately following the Termination Date, you shall elect continuation medical and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), and the Company shall reimburse you for any premiums you are required to pay in connection with such election, pursuant to the provisions of Section 9(c).

          6. You agree that you shall not make any statements or comments (i) to any form of media or likely to come to the attention of any form of media, of a negative nature that reasonably could be considered to have an adverse impact on the business or reputation of the Company or of any current or former officer, employee, or director thereof, or (ii) to any employee of the Company or to any supplier or customer of the Company of a negative nature that could reasonably be considered to have an adverse impact on the business of the Company or on any current or former officer, employee, or director of the Company; provided, however, that in no event shall the foregoing limitations apply to (a) compliance with legal process or subpoena, (b) statements in response to an inquiry from a court or regulatory body, (c) in rebuttal of media stories with regard to you, (d) to a possible future employer in connection with employment discussions, or (e) in response to an inquiry from the Company.

          7. You represent and acknowledge that you do not presently have in your possession any equipment or other property of the Company, including but not limited to computers (including laptop computers), fax machines, and cellular telephones, and that you have returned to the Company all property of the Company that was in your possession.

          8. (a) You agree, for a period of 12 months following the Termination Date, to make yourself available for consultation with the Company or its representatives with regard to your former duties and responsibilities, as the Company may reasonably request.

          (b) You agree at any time to assist and cooperate with the Company in connection with the defense or prosecution of any claim or investigation that may be made by, against, or involving the Company.

          (c) The Company shall reimburse you for pre-approved, reasonable out-of-pocket expenses you incur in fulfilling your obligations under Sections 8(a) and 8(b).

          9. (a) This letter agreement shall be interpreted in accordance with the laws of the State of New York applicable to contracts to be performed therein.

          (b) The arbitration provisions of Section 18 of the Employment Agreement shall apply to any dispute or controversy arising under or in connection with the Employment Agreement, this letter agreement, and the General Release or any breach thereof, other than injunctive relief pursuant to Section 9 of the Employment Agreement.

          (c) This agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and all provisions hereof shall be construed in a manner to so comply. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred. The parties further agree that there is no guarantee as to the tax consequences of payments provided for hereunder.

          Please sign and return the copy of this letter enclosed for that purpose to indicate your acceptance of, and agreement with, these arrangements. The signed release and letter of resignation, which form a part hereof, should also be returned to us contemporaneously.

Yours truly,

/s/ Laurie J. Petrucci

Laurie J. Petrucci
Senior Vice President -
Human Resources

ACCEPTED AND AGREED:

/s/ Ronald J. Halls

Ronald J. Halls

Date:

Exhibit A

_______________, 2011

Ken C. Hicks
Chairman of the Board
and Chief Executive Officer
Foot Locker, Inc.
112 West 34 Street
New York, New York 10120

Dear Mr. Hicks:

          I hereby resign my position as President and Chief Executive Officer – Foot Locker, Inc. International of Foot Locker, Inc., and from any other position as an officer or director that I may hold with Foot Locker, Inc. or with any subsidiary or affiliate thereof, effective at the close of business on May 26, 2011.

Yours truly,

Exhibit B

General Release and Agreement

          I, Ronald J. Halls, enter into this General Release and Agreement knowingly and voluntarily, and I fully understand each of the terms set forth below. I and Foot Locker, Inc. (the “Company”) have been parties to an Employment Agreement dated as of June 30, 2009 (the “Employment Agreement”). Defined terms used herein that are not otherwise defined shall have the meaning provided for in the Employment Agreement.

          In consideration of the Severance Benefit and the provision of the benefits provided under Section 8(g) of the Employment Agreement (the “Section 8(g) Benefits”), I, for myself and for my heirs, executors, administrators, successors, and assigns, hereby forever release and discharge the Company and its subsidiaries and affiliates, and their respective current and former officers, directors, employees, and agents, from any and all actions, causes of action, claims, demands, and liabilities of whatsoever nature, whether known or unknown, foreseen or unforeseen, which I ever had or now have arising out of, or in connection with, my employment with the Company and any of its subsidiaries and affiliates, or the termination of such employment, or otherwise, whether arising before or after the date hereof. The foregoing shall include, but not be limited to, any claim under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Acts of 1866, 1871, and 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the National Labor Relations Act, the New York State Human Rights Law, the Administrative Code of the City of New York, all as amended, and any other federal or state labor relations law, equal employment opportunity law, or civil rights law, regulation or order. I understand that the Severance Benefit and the Section 8(g) Benefits are consideration to which I would not be entitled but for this General Release and Agreement.

          I acknowledge that the Company has advised me, as required by federal law, to consult with an attorney of my choice (at my cost). In addition, I understand that federal law also provides that I have 21 days to consider this General Release and Agreement and that I may revoke it at any time within seven days after its execution. In addition, I hereby acknowledge that I have been given full opportunity to review this Release, including sufficient opportunity for appropriate review with any advisors selected by me. The foregoing shall not constitute a release of any claims that I may have against the Company for breach of the Company’s post-employment obligations under the Employment Agreement for the payment of the Severance Benefit and the provision of the Section 8(g) Benefits, the Indemnification Agreement dated October 9, 2006, the letter agreement to which this Release is an exhibit, or any vested or accrued rights under the terms of the Retirement Plan, Excess Cash Balance Plan, 401(k) Plan, or Supplemental Executive Retirement Plan.

          I understand and agree that the Severance Benefit, the Section 8(g) Benefits, and the other post-employment payments, if any, provided for in the Employment Agreement shall be in lieu of any and all amounts that would be payable to me, and that no other amounts will be paid to me for any reason whatsoever.

          This Release shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts to be performed therein, except to the extent preempted by federal law.

Dated: ___________, 2011

Ronald J. Halls

STATE OF NEW YORK	)
) ss:
COUNTY OF NEW YORK	)

On this ___ day of _______ 2011, before me, a Notary Public of the State and County aforesaid, personally appeared Ronald J. Halls, to me known to be the individual described in and who executed the foregoing instrument and acknowledged that he executed the same.

IN WITNESS WHEREOF I have hereunto set my hand and official seal.

Notary Public

Exhibit C

Closing Statement	Foot Locker, Inc. – working
ID: 13-3513936
112 West 34th Street
New York, New York 10120
Retirement Date: 7/31/2011

Ronald Halls	ID: xxx-xx-xxxx

Exercisable Options

Number	Grant Date	Plan/ Type	Price ($)	Shares Granted	Shares Exercised	Shares Exercisable	Vesting Stop Date	Total Price	Last Date To Exercise

007340	06/30/09	2007/NQ	10.4700	50,000	0	50,000	07/31/2011	$523,500.00	07/13/14
006996	03/26/08	2007/NQ	11.6600	25,000	0	25,000	07/31/2011	$291,500.00	07/13/14
006967	03/28/07	98/NQ	23.4200	30,000	0	30,000	07/31/2011	$702,600.00	07/13/14
007315	03/25/09	2007/NQ	9.9300	50,000	0	50,000	07/31/2011	$496,500.00	07/13/14
006818	10/12/06	98/NQ	24.7550	30,000	0	30,000	07/31/2011	$742,650.00	07/13/14
006729	03/22/06	98/NQ	23.9200	30,000	0	30,000	07/31/2011	$717,600.00	07/13/14
006528	03/23/05	98/NQ	28.1550	30,000	0	30,000	07/31/2011	$844,650.00	07/13/14
006288	04/01/04	95/NQ	25.3850	20,000	0	20,000	07/31/2011	$507,700.00	04/01/14
005986	02/02/03	98/ISO	10.0650	29,805	19,870	9,935	07/31/2011	$99,995.78	02/02/13
005987	02/02/03	98/NQ	10.0650	20,195	13,463	6,732	07/31/2011	$67,757.58	02/02/13
005864	04/18/02	98/NQ	16.0200	30,000	20,000	10,000	07/31/2011	$160,200.00	04/18/12
005945	04/11/01	98/NQ	12.9850	20,000	20,000	0	07/31/2011	$0.00
005177	04/12/00	98/ISO	11.3125	10,715	10,715	0	07/31/2011	$0.00
005178	04/12/00	98/NQ	11.3125	9,285	9,285	0	07/31/2011	$0.00
005149	03/31/00	98/ISO	8.9375	20,000	20,000	0	07/31/2011	$0.00
007493	03/23/10	2007/NQ	15.1000	80,000	0	53,333	07/31/2011	$805,328.30	07/13/14
007517	03/23/11	2007/NQ	18.8400	80,000	0	26,666	07/31/2011	$502,387.44	07/13/14

	TOTALS			565,000	113,333	371,666		6,462,369.10